Arowana Media Holdings, Inc.

Arowana Media Holdings secures rights to undervalued and/or legacy intellectual property (IP). We develop, package, and produce these materials in partnership with studios and production companies for feature film, television series, and more.


AROWANA
MEDIA HOLDINGS
Invest in the future of
onscreen entertainment

Invest

$99.06 minimum investment

Deadline April 29, 2022
in a month

Share Price
$0.26

Total Raised
$2,255

Valuation
$3,091,496

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Arowana Media Holdings researches, identifies, acquires, and packages properties with mass appeal or viable niche resonance. This provides investors the opportunity to participate in the exciting world of filmed entertainment. Our model offsets production costs to the studios/financiers in which we partner for production and distribution.

PROBLEM

A 2020 PwC Consumer Preferences survey found that **38%** of respondents would be more loyal to a platform if new content was refreshed at a faster rate. The demand for compelling, differentiating content has never been higher. Networks and studios are sacrificing short term profitability in order to generate long-term subscriber growth.

Companies with weaker balance sheets may be searching for alternatives, such as co-production partnerships or joint ventures. Producing content hinges on the ability to secure such arrangements, which will provide accessibility to intellectual property or financing.

Project count by production cycle


NEW PROJECT COUNT BY PRODUCTION CYCLE
NEW PROJECTS
250
200
150
100
50
0
169
152
186
203
202
201
173
159
196
215
2010-11
2011-12
2012-13
2013-14
2014-15
2015-16
2016-17
2017-18
2018-19
2019-20

During the 2020 cycle, FilmLA counted a total of 215 new scripted projects, both dramas and sitcoms, across all three distribution platforms – broadcast, cable and streaming. This count includes 140 one- hour and 75 half-hour projects and also includes limited and mini-series. The count pertains to new projects that were slated to be filmed during the 2020 cycle – many of which were subject to COVID-19 disruptions.

The 215 new projects this cycle represent the highest count since FilmLA began tracking these numbers back in 2011. The total project count increased by 9.7 percent over the previous year (196 projects) and by 27.2 percent since 2011 (169 projects).

Examining new projects by distribution platform year over year, production of new broadcast shows declined by -11.9 percent, from 67 to 59. A total of 32 of these shows were one-hour, and the remaining 27 were half-hour.

On the other hand, the number of new cable shows rose 11.3 percent from 53 to 59. This includes 43 one-hour and 16 half-hour projects.

Meanwhile, new streaming projects, once again, experienced a steep increase, growing 27.6 percent from 76 to 97. This is not surprising, given the launch of four new streaming platforms during this cycle. This streaming series count includes 70 one-hour and 27 half- hour projects.

As FilmLA reported last year, in 2019 the numbers of new streaming projects surpassed new broadcast projects for the first time. We believe that a rising number of new streaming shows is a trend that will continue, barring the failure of or consolidation among existing platforms.

SOLUTION

Arowana Media Holdings



KEANU REEVES
CHAPTERS 1-3
DIARY of a Wimpy Kid
Disney+
AMAZON ORIGINAL
NEW SEASON
SABRINA
DUNE
KING
GAME OF THRONES
LITTLE FIRES EVERYWHERE

At Arowana Media Holdings, we have procured some of the most compelling sources of content in the industry today. We have the ability to acquire, incubate, and develop intellectual property and leverage it across existing fan bases via our flagship subsidiary, Mike the Pike Entertainment, LLC. This includes the rights to:

- Novels
- Short stories/novellas
- Graphic novels
- Comic books
- Articles
- Existing films

With the opportunity to expand or indulge in new perspectives.

BUSINESS MODEL

We plan to monetize rights to established intellectual property via licensing for and/or production of film, television, gaming & new media adaptations.



Feature Film Adaptation

Typically includes revenues from rights purchased by studio, company credits, merchandising, Executive Producer fees, backend royalties in perpetuity or top-heavy upfront payment for rights. May include royalties on all spinoffs, sequels, prequels, etc.



Stage/Live Performance Rights

Typically includes revenue from rights purchase, ongoing royalties, box office/sales bonuses, producer fees, rights to sequels, prequels, spinoffs.

Podcast/Audio Formats
An increasingly popular medium for fans worldwide. Revenues derived from ad-based fees, subscriber fees, downloads, and/or royalties. Podcasts can also be adapted to film as in the case of Wondery's 'Dirty John'.

Series Adaptation
Typically includes revenue from rights purchased by studio, setup bonus, pilot bonus, merchandising, additional season bumps/increase on fees, additional season/benchmark bonuses, fees for spinoffs, prequels, sequels; Executive Producer fees, company credits, royalties in perpetuity or top-heavy payment upfront.



Other Adaptations

At times, it may be viable to adapt into additional mediums, e.g., gamifying a story, VR/AR, NFT, adapting a novel to graphic novel form, or obtaining rights to existing filmed works and adapting to expand (e.g., Fargo, Limitless, Westworld)..



Licensing/Merchandising

Deals likely include participation in royalties/rev share on toys, games, clothing, collectibles, food & beverage, household goods, etc. portraying characters, dialogue, props, or any other proprietary asset from a production. Billions of dollars are generated throughout the industry each year via Licensing & Merchandising. Sometimes merchandising revenues eclipse the actual project revenues.

> “The intellectual property licensing industry is expected to increase 7.1% in 2021 and be worth $48.9bn.”
>
> *- IBISworld*

MARKET

segment-growth-rate


Global compound annual growth rate by segment
VR
Data consumption
OTT video
Internet advertising
Video games and esports
Internet access
Out-of-home advertising
Music, radio and podcasts
B2B
Consumer books
TV advertising
Cinema
Traditional TV and home video
Newspaper and consumer magazines
-5% 0% 5% 10% 15% 20% 25% 30% 35%
2019-25 CAGR
2020-25 CAGR
Source: PwC Global Entertainment & Media Outlook 2021-2025

Today’s “streaming wars” amongst many of the biggest and most deep-pocketed companies on the planet (Apple, Amazon, Disney, AT&T, Comcast, Google) drive the content-first reality we’re living in. While individual motivations may differ, the result is the same.

Demand for compelling, differentiating content has never been higher. The 2020 version of digitally driven media and entertainment has evolved, shifting power away from studios and back to the storytellers.

powering-ahead


Powering ahead
Global E&M revenues recover from a 2020 decline and resume their historic growth trend.
2019–2024 CAGR 2.8%
Projected data
Global E&M revenues (US$tn)
Growth rate (%)
$1.7 trillion
$1.8
$1.9
$2.0
$2.1
$2.0
$2.2
$2.3
$2.4
$2.5
2015 2016 2017 2018 2019 2020 2021 2022 2023 2024
8% 4% 0% -4% -8%
Global E&M revenues
Annual global E&M growth
Global GDP growth
Note: 2019 is the latest available data. 2020–2024 values are forecasts.
Source: PwC Global Entertainment & Media Outlook 2020–2024 (www.pwc.com/outlook), Omdia, World Bank, IMF

To a large degree, COVID-19 and its aftereffects have pulled the future forward, as consumers take more control of their own media consumption in a world of ever-expanding choices.

surging-demand-for-on-demand


Surging demand for on-demand
Subscription video on demand revenues double box office revenues by 2024.
Projected data
Global revenues (US$bn)
80 60 40 20 0
2015 2016 2017 2018 2019 2020 2021 2022 2023 2024
Subscription video on demand revenues
Box office revenues
Note: 2019 is the latest available data. 2020–2024 values are forecasts.
Source: PwC Global Entertainment & Media Outlook 2020-2024 (www.pwc.com/outlook), Omdia

Many people regard their digital E&M spending—a Netflix subscription or mobile data allowance—as a utility on par with water or electricity. PwC's Global Entertainment & Media Outlooks reported that in 2009, consumer spending on E&M (including internet access) rose 1.5% even as the global economy contracted by 1.7%.

Industry estimates (according to Wells Fargo, Company Reports) suggest that studios will spend over $150 billion on content spend in 2024, up nearly $30 billion from 2021 estimated content spend.

estimated content spend of major media and tech players 2021-2024


Estimated Content Spend of Major Media and Tech Players in 2021
Non-sports content spend
Sports content spend
$40B
30B
20B
10B
Disney $23.0B $7.5B
NBCU $13.5B $4.5B
Netflix $17.4B $0.0
WarnerMedia $13.9B $2.8B
ViacomCBS $10.9B $4.4B
Amazon $9.1B $0.0
Discovery $4.0B $2.7B
Apple $6.0B $0.0
Sky $2.8B $2.8B
Lionsgate $1.9B $0.0
MGM $985M $0.0
AMC Networks $748M $0.0
SOURCE: WELLS FARGO, COMPANY REPORTS
NOTE: FIGURES ARE ON AN ESTIMATED CASH BASIS
Estimated Content Spend of Major Media and Tech Players in 2024
Non-sports content spend
Sports content spend
$40B
30B
20B
10B
Disney $26.9B $9.2B
WarnerMedia +Discovery $21.4B $6.6B
Netflix $20.8B $0.0
NBCU $14.8B $5.3B
ViacomCBS $14.2B $5.3B
Amazon +MGM $16.0B $1.2B
Apple $8.0B $0.0
Sky $2.9B $2.9B
Lionsgate $2.2B $0.0
Sony $2.1B $0.0
AMC Networks $773M $0.0
SOURCE: WELLS FARGO SECURITIES, COMPANY REPORTS
NOTE: FIGURES ARE ON AN ESTIMATED CASH BASIS

PROJECT HIGHLIGHTS

Below is a select list of projects we currently have rights to and are in development for feature film and/or tv/streaming series.

Vampirella TV Series


VAMPIRELLA
VAMPIRELLA

Vampirella – Dynamite Comics / In Development as TV Series

Vampirella originally came to Earth as a vengeful angel of death. Human astronauts crash landed on her planet and murdered the love of her life. Vampirella killed them and used their spaceship to come here hellbent to exact a terrible revenge. However, she soon observed that not all humans were evil and that there was much worth protecting. Despite literally thirsting for blood, she changed her way of thinking, vowing never to take a life without good reason.

Vampirella has become (and as of 2021 remains) the longest-running English-language vampire comic book of all time, its latest run, helmed by Christopher Priest (Black Panther), is its most successful yet, with more issues sold in its 50th anniversary than any previous year and it continues to gain momentum in popularity as new readers discover Vampirella's timely storyline.

Wish Feature Film


With a little luck, you can get what you wish for
Wish
Barbara O'Connor
AUTHOR OF HOW TO STEAL A DOG

Wish by Barbara O'Connor – In Development as Feature Film

A New York Times Bestseller/ Top 10 Middle Grade Paperback. Eleven-year-old Charlie Reese has been making the same secret wish every day since fourth grade. She even has a list of all the ways there are to make the wish, such as cutting off the pointed end of a slice of pie and wishing on it as she takes the last bite. But when she is sent to the Blue Ridge Mountains of North Carolina to live with family she barely knows, it seems unlikely that her wish will ever come true.

That is until she meets Wishbone, a skinny stray dog who captures her heart, and Howard, a neighbor boy who proves surprising in lots of ways. Suddenly Charlie is in serious danger of discovering that what she thought she wanted may not be what she needs at all.

From award-winning author Barbara O'Connor comes a middle-grade novel about a girl who, with the help of a true-blue friend, a big-hearted aunt and uncle, and the dog of her dreams, unexpectedly learns the true meaning of family in the least likely of places.


ENEMY WAY
BAD MEDICINE
MOURNING DOVE
DEATH WALKER
BLACK THUNDER
AIMÉE & DAVID THURLO
ELLA CLAH
TURQUOISE GIRL
BLACKENING SONG
RED MESA
GHOST MEDICINE
WHITE THUNDER
Ella Clah TV Series

Ella Clah by Aimée and David Thurlo – In Development as TV Series

Ella Clah is the central character in a series of mystery/police procedural novels by American authors Aimee Thurlo and David Thurlo.

Ella Clah, a Navajo Police special investigator, is one of the most enduring and popular characters in detective fiction today. Ella's dedicated fans have long dreamed of the bestselling, critically acclaimed series coming to television.


KENNETH OPPEL
SILVERWING
Silverwing TV Series

Silverwing by Kenneth Oppel – In Development as a TV Series

A small bat's curiosity leads to an action-packed odyssey in the acclaimed Silverwing from award-winning author, Kenneth Oppel, which has sold over a million copies worldwide.

Shade is a young silverwing bat, the runt of his colony, and he's determined to prove himself on the long, dangerous winter migration to Hibernaculum. But when a fierce storm separates Shade from his colony, he soon faces the most incredible journey of his young life--and that journey is just the beginning of an epic trilogy of adventure, wonder, and suspense.

High Moor Trilogy


HIGH MOOR
GRAEME REYNOLDS
HIGH MOOR II
GRAEME REYNOLDS

High Moor by Graeme Reynolds – In Development as Feature Film Trilogy

High Moor: When John Simpson hears of a bizarre animal attack in his old hometown of High Moor, it stirs memories of a long-forgotten horror. He knows the truth. A werewolf stalks the town once more, and on the night of the next full moon, the killing will begin again.

High Moor 2: Moonstruck begins precisely where High Moor left off, and includes the introduction of Connie Hamilton, one of the most ruthless villains in horror fiction to date. John Simpson is in police custody, accused of brutally murdering several people. The love of his life, Maria, is in the morgue, and werewolf hunter Steven is in a coma, stirrings of the beast pulsing through his blood. Teams of werewolves are on their way to High Moor, intent on destroying the evidence and keeping the existence of werewolves hidden. And they will do anything to protect their secret, including their first order of business: killing John Simpson.

High Moor 3: Blood Moon The werewolves have been exposed, and our heroes are hunted, not only by the government that wants to understand and take advantage of their secrets, but by the leaders of the pack who blame them for ripping away the veil of secrecy that had protected the other werewolves. At the same time, people who live ordinary lives—except, you know, for once a month—are now targeted for extermination. And it's all coming to a head where everything started—the village of High Moor.

SUCCESS TO DATE

- Cultivated industry relationships with top agencies, studios, streamers, and other producers
- Partnered with Copperheart Productions in Toronto, Canada for development & production on Vampirella for TV
- Acquired Rights to Iconic Intellectual Property
- Obtained Shopping Agreement for Kenneth Oppel's 'Silverwing'
- Negotiated Option to purchase television/film/new media rights to iconic character and comic series Vampirella from Dynamite Entertainment
- Negotiating rights to extensive Navajo mystery/action series Ella Clah
- Acquisition of rights to Graeme Reynolds' celebrated werewolf universe: High Moor
- Finalized Terms on additional established IP
- Are underway with development on existing properties toward setup/sale to streamers/studios

Success


tbs
food
HGTV
PLUTO
now
DOCPLAY
BET
CN
FOXNOW
A&E
STARZ
CRACKLE
NOW
diy
abc
NBC
ESPN
NBA
tubi
OWN
CW
Bloomberg
SN
CBS
COOKING
prime video
HBO NOW
Claro video
sky
epix
CANAL
travel
PBS
Classix

PRESS

- Dread Central: Arowana Media Holdings Snags Film & TV Rights to Iconic VAMPIRELLA Comic Franchise
- Bleeding Cool: Film and Television Rights to 'Vampirella' Sold By Dynamite With New Projects Planned
- ComicCon: Arowana Media Holdings Acquires 'Vampirella' Film And Television Rights
- 'Wish': Joey Clarke Jr. To Adapt Barbara O'Connor's New York Times Bestseller For The Screen

TEAM



Mark B. Newbauer
CEO, Producer

Mark graduated from Columbia College Chicago where he studied filmmaking, screenwriting and producing. He spent considerable time at Chicago's famous The Second City, writing, directing, and improvisational acting. As writer and producer of Dreamkiller, his short film won 'Best of the Fest' for historical fiction at the New York International Film and Video Festival concurrent to his work servicing talent and literary clients at BRS/The Gage Group. Newbauer formed Mike The Pike Entertainment, a subsidiary of Arowana Media Holdings. He successfully identifies, negotiates, and acquires rights to prominent intellectual property to present day with titles such as Vampirella (Dynamite Comics), Wish, Ella Clah, and Graeme Reynolds' celebrated werewolf trilogy, High Moor. Newbauer recently produced the sci-fi/horror thriller 'Beyond White Space', starring Holt McCallany previously from Mindhunter and Wrath of Man.



Rich Angell
Producer

Rich Angell is an independent producer based in Cleveland, Ohio. He has produced or consulted on numerous feature films over his 10- year career including Sophomore, starring Patrick Warburton, and After, starring Kathleen Quinlan, Diane Neal, and Pablo Schreiber. Angell founded a state-of-the-art production studio in a 4 million square foot former Kodak facility. He is a former board member of the renowned George Eastman Museum and has a Masters degree from the University of Rochester. Angell has been instrumental in securing prominent pieces of intellectual property such as Vampirella, Wish, Ella Clah, and Graeme Reynolds' celebrated werewolf trilogy, High Moor.

STRATEGIC ALLIANCES



Jon Levin

Strategic Advisor

Over the past four decades, Levin has forged one of the most respected careers in the Hollywood community. After graduating with honors from USC Law School, Jon worked for the Creative Artists Agency (CAA) for 38 years as a business affairs executive and motion picture and television literary agent.

In 2017, he became Fourward''s Head of Motion Picture and Television Development and Production Divisions. Jon is notably known for his specialized representation of iconic and compelling intellectual property from novels, graphic novels, comic books, and foreign films to life rights and his work in the animation, science fiction and fantasy, and historical and biographical worlds. He has packaged such diverse films and tentpole franchises such as:

- Midnight Run
- Murder on the Orient Express
- Mrs. Doubtfire
- Ice Age
- Hook
- Hostiles
- Little Miss Sunshine
- Where the Wild Things Are
- Contact
- Karate Kid

- Glengarry Glen Ross
- Hannibal
- Bram Stoker's Dracula
- Mars Attacks!
- Shrek
- The Leftovers
- Unbroken
- On the Basis of Sex
- Coraline
- American Gods

"Jon has worked with some of the best in the industry, including Brad Pitt, Natalie Portman, Steven Spielberg, Will Smith, George Clooney, Tom Hanks, John Hughes, Robert Zemeckis, and Robert Downey Jr. among many others. The films in which Jon has been involved have garnered over 100 Academy Award nominations and 25 Oscar wins." **– Fourward founder, Will Ward**

"Jon's contributions to so many clients and companies reach back 38 years. His ability to pick great stories and entertainment is only surpassed by his character and integrity. He's going to be one of the great producers in our business; in many ways, he already is." **– CAA partner, Bryan Lourd**



Joseph Lanius

Entertainment Counsel

Joseph is an Entertainment Attorney who specializes in distribution, finance, and production legal affairs. Lanius provides executive producing services to motion picture producers and production companies, offering consulting on financial structuring and investment, and direct distribution sources in the United States, China, and the Middle East.

Before entering private practice, he served as Lead Counsel - Business & Legal Affairs for After Dark Films. At After Dark Films he was responsible for overseeing distribution and financial structuring for the After Dark Originals and After Dark Action slates as well as individual titles consisting of over 20 feature films. Prior to that, he was Director of Business & Legal Affairs for IM Global. Joseph focused on distribution for the various films IM Global represented, including the **Paranormal Activity** and **Insidious** franchises as well as Company Men (Kevin Costner, Tommy Lee Jones), Bullet to the Head (Sylvester Stallone), and Safe (Jason Statham).

Since entering private practice, some of Joseph's current and former clients include Fanying Shanghai, Sparkhouse Media, Benaroya Pictures, Mulberry Pictures, International Film Trust, QED International, and Highland Film Group. A few of the pictures Joseph has helped bring to worldwide audiences include Cell (John Cusack, Samuel L. Jackson), 478 (Arnold Schwarzenegger) Queen of the Desert (Nicole Kidman, James Franco, Robert Pattinson), Fury (Brad Pitt, David Ayers), Dirty Grandpa (Zac Efron, Robert DeNiro), To the Bone (Lily Collins, Keanu Reeves), and the upcoming films Hour of Lead (Thomas Jane, Anne Heche), Inheritance (Lily Collins, Simon Pegg), and Semper Fi (Jai Courtney, Finn Wittrock, Leighton Meester).

Joseph earned his B.A. from the University of North Texas and his J.D. from Southwestern Law School.

USE OF PROCEEDS

If the offering's maximum amount of $1,070,000 is raised:

Use	Value	% of Proceeds
Compensation for Managers	$40,000	3.7%
Legal expenses- this includes legal fees for the REG CF, as well as an "allow" for anticipated entertainment/IP acquisition legal/transaction fees.	$50,000	4.7%
Accounting expenses - this includes hiring a CPA familiar with entertainment accounting, and any accompanying filing fees.	$15,170	1.4%
Marketing expenses- Includes traditional and social media marketing of the Reg CF as money is raised toward maximizing capital raise.	$78,000	7.3%
Acquisition of Intellectual Property- Funds will be banked for the Company to use at its discretion to leverage our abilities in the market when identifying and vying for rights to IP.	$500,000	46.7%
Development of Existing Intellectual Property- this may include hiring talent such as writers for pitches, creating pitch materials such as lookbooks, sizzle reels, and other medium-based collateral to create compelling/visceral pitches to talent and studios.	$250,000	23.4%
Administrative and Corporate Expenses- Includes SOS fees, filing fees, and legal fees associated with a planned 15c-211 for Arowana or its parent company, Mike The Pike Productions, Inc.; as well as professional travel expenses for execs to attend important film/tv markets or in-person pitches.	$64,400	6.0%
Professional Fees and Compensation- "Allow" for admin support	$20,000	1.9%
Intermediary fees	$52,430	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Arowana Media Holdings, Inc.. This offering must raise at least $10,000 by April 29, 2022 at 9:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Arowana Media Holdings, Inc. may issue additional securities to raise up to $1,070,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

16,005,755 shares
× $0.26 per share

$4,161,496 implied valuation

PITCH DECK

Arowana Media Holdings, Inc.


AROWANA
MEDIA HOLDINGS
Invest in the future of
onscreen entertainment

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

Form C on December 9, 2021

Form C/A on February 8, 2022

Form C/A on February 28, 2022

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

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UPDATES

Feb 28, 2022 — Filed Form C/A

Feb 8, 2022 — Filed Form C/A

Dec 9, 2021 — Primary offering of 4,115,384 shares at $0.26

Dec 9, 2021 — Filed Form C

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